Exhibit 4.03

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement"), dated as of July 28, 2003 (the "Effective Date"), by and between U.S. Telesis Holdings, Inc., a Delaware corporation ("Company") having its principal place of business at P.O. Box 415 Boston, MA 02117 (the "Company") and Paul T. Mannion, Jr., an individual with a principal place of business located at 4390 River Bottom Drive, Norcross, GA 30092 (the "Consultant").

                                   WITNESSETH:

         WHEREAS, the Company is in the process of developing a business plan;
and

         WHEREAS, the Company desires to identify a strategic business plan; and

         WHEREAS, the Company wishes to engage the services of the Consultant to advise and consult with the Company on the creation and implementation of such a plan; and

         WHEREAS, the Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.       Engagement.

         1.1 The Company hereby engages the services of the Consultant, as an independent contractor beginning on the Effective Date and ending September 15, 2003 (the "Term"), and the Consultant hereby accepts such engagement, for the scope of services set forth in section 1.2.

         1.2 The scope of the services to be rendered by the Consultant to the Company include and are limited to the following:

                  (a) The Consultant will work with Company's management to create a strategic plan tailored to increase shareholder value;

                  (b) The Consultant will work to identify and pursue business opportunities for the Company.

                  (c) The Consultant shall evaluate business opportunities for the Company at their request and evaluate the Company's requirements for funding growth and expansion of the Company's operations.

                  (d) Expenses arising from any additional related functions including but not limited to: printing, advertising, and the contracting of external advisors/consultants, shall be borne by the Company when prior written consent of the Company has been obtained by the Consultant.

                  (e) The Consultant shall devote such time to this engagement as is reasonably necessary, but the Consultant need not devote full time or attention to the engagement.

         1.3 Notwithstanding any of the services to be performed above, the Consultant is prohibited from rendering, and hereby acknowledges that none of the foregoing consulting services permit or require him to render, services in any way connected to capital raising or stock promotion, making a market or conditioning the market with respect to the Company's capital stock or any other services or activities that would cause any shares of common stock issuable by the Company as payment of all or part of the Consulting Fee to be ineligible for registration for resale on Form S-8 under the Securities Act of 1933.

2. Consulting Fees. In consideration of the services to be performed hereunder, the Company shall issue Consultant 1,000,000 shares of the Company's common stock (the "Consulting Fee") to be delivered according to the terms contained in this Section. Consultant shall receive the stock in certificated form on or before September 15, 2003, and the stock shall be "free trading" upon issuance and not subject to restrictions as to transfer under Rule 144 as promulgated under the Securities Act of 1933. The Company represents and warrants that it will have at least 1,000,000 shares of its Common Stock registered on a valid Form S-8 prior to issuance of the shares and it will hold such shares to be issued to Consultant hereunder.

3. Expenses. Consultant agrees to pay for all of his expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company) approved by the Company in writing prior to him incurring an obligation for reimbursement. The Company agrees and understands that Consultant will not be responsible for preparing or mailing due diligence and/or investor packages on the Company, and that the Company will have some means to prepare and mail out investor packages at the Company's expense.

4. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant or the public by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

5. Representations. Consultant represents that he is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of his knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant further acknowledges that he is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company.

6. Legal Representation. Each of Company and Consultant represents that they have consulted with independent legal counsel and/or tax, financial and business advisors, to the extent that they deemed necessary.

7. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

8. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

9. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

10. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

                           To the Company:
                           U.S. Telesis Holdings, Inc.
                           Nicholas Rigopulos
                           P.O. Box 415
                           Boston, MA  02117
                           (617) 536-2070
                           nicholas.rigopulos@verizon.net

                           To the Consultant:
                           Paul T. Mannion, Jr.
                           4390 River Bottom Drive
                           Norcross Georgia  30092
                           Mobile - (404) 307-4886
                           paultmannion@aol.com

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

11. Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia.

12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in Gwinnett County, GA, in accordance with the applicable rules of the American Arbitration Association, Commercial Dispute Resolution Procedures, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

13. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


THE CONSULTANT:                             THE COMPANY:

PAUL T. MANNION, JR.                        U.S. TELESIS HOLDINGS, INC.


By /s/ Paul T. Mannion, Jr.                 By /s/ Nicholas Rigopulos
   ----------------------------                ----------------------------
   Name: Paul T. Mannion, Jr.                  Name: Nicholas Rigopulos
                                               Title: CEO